Greenfield Farms Food, Inc. Announces Distribution Agreement With Inland Seafood

Jul. 11, 2011 (Marketwire) --

SILVER SPRINGS, NV -- (Marketwire) -- 07/11/11 -- Greenfield Farms Food, Inc. (OTCQB: GRAS) (OTCBB: GRAS) announces that it has a distribution agreement with Inland Seafood. Inland Seafood will distribute the company's grassfed beef products to restaurants and other food service outlets in North and South Carolina. Additionally, Inland Seafood will handle order processing and distribution to Lowes Food Stores located in North and South Carolina.

About Greenfield Farms Food, Inc.

Greenfield Farms Food, Inc. (GFF) is a consumer and wholesale driven producer of grassfed beef focused on delivering its product to major retail grocery chains throughout the country. The company and its collective group of producers represent over 2,500 acres in pasture under management and approximately 2,000 heads of cattle. The company is a recognized producer of grassfed beef by the USDA-Food Safety and Inspection Service and is approved to carry the designation "grassfed beef" on all product labeling. The company operates a cold storage and distribution facility in Oakboro, NC.

About Inland Seafood

Inland Seafood is the largest full-line processor and distributor of more than 1,000 fresh, frozen, smoked and specialty seafood items in the Southeast. Inland also offers a full-line of non-aquatic gourmet specialty foods including a full-line of antibiotic-free, hormone-free meats, game and poultry, as well as cheeses, olives, oils and more through Inland Specialty Foods.

Four strategically located regional offices serve as distribution to cities throughout the Southeast. Located in Atlanta, GA (Headquarters), Birmingham, AL, New Orleans, LA, and Charlotte, NC, each has its own processing, distribution, logistics and sales operations, and runs 24 hours a day, six days a week. The company supplies over 3,500 restaurants and 900 retail outlets.

Forward-Looking Statements

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such proclamations about the Company's future expectations, including future revenues and earnings, technology effectiveness and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.

Contact:
For Investor Relations:
Charles Barkley
704-944-4290

Source: Marketwire (July 11, 2011 - 12:01 AM EDT)

News by QuoteMedia